Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

H-LINES FINANCE HOLDING CORP.

(Dated as of December 6, 2004)

ARTICLE I

NAME OF CORPORATION

The name of the corporation (the “Corporation”) is H-Lines Finance Holding Corp.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Corporate Research, Ltd.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The amount of the total authorized capital stock of this Corporation shall be 1,000 shares, consisting solely of 1,000 shares of common stock, par value $.01 per share.

ARTICLE V

DIRECTORS

The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation otherwise provide.

ARTICLE VI

LIMITATION OF LIABILITY

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, Section 102(b)(7) thereof), as the same may be amended and supplemented from time to time.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify and advance any expenses to any and all persons whom it shall have power to indemnify under the DGCL. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any Bylaw of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered to make, alter, amend or repeal the Bylaws of the Corporation in any matter not inconsistent with the DGCL or this Certificate of Incorporation.

ARTICLE IX

SOLE INCORPORATOR

The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Mailing Address
James Nicoll	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022

ARTICLE X

AMENDMENTS OF THIS

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend this Certificate in any manner permitted by DGCL, as the same exists or may hereafter be amended, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

*     *     *

IN WITNESS WHEREOF, the undersigned has signed this instrument on the 6th day of December, 2004, thereby acknowledging that this instrument is the act and deed of the undersigned and that the facts stated above are true.

SOLE INCORPORATOR:

/s/ James Nicoll
James Nicoll

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